Exhibit 99.1

For immediate release

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +1 44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD ANNOUNCES PLACEMENT OF

$600 MILLION OF SENIOR NOTES

NEW YORK, June 18, 2007 — Lazard Ltd (NYSE:LAZ) announced today that its subsidiary Lazard Group LLC has priced an offering of $600 million aggregate principal amount of senior notes due 2017. The notes will be senior unsecured obligations of Lazard Group LLC. The notes will be sold at 99.702% and will bear interest at a rate of 6.85%. The sale of the notes is expected to close on June 21, 2007, subject to customary closing conditions.

Lazard Group intends to use the net proceeds from the sale of the notes for (i) expansion of our Financial Advisory and Asset Management businesses, (ii) other strategic acquisitions or investments, (iii) repayment, in the near future, of Lazard Group’s $96 million senior promissory note and $50 million subordinated promissory note, each of which are due in February 2008, and (iv) general corporate purposes.

The notes are being offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.